UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: February 28, 2006
SCHEDULE 13G/A	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Sizeler Property Investors, Inc.

(Name of Issuer)

Common

(Title of Class of Securities)

830137105

(CUSIP Number)

12/31/05

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 830137105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pershing Square, L.P. 38-3694138

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,080,931

	6.	Shared Voting Power

	7.	Sole Dispositive Power 1,080,931

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,080,931

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 830137105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pershing Square II, L.P. 76-0772889

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 23,699

	6.	Shared Voting Power

	7.	Sole Dispositive Power 23,699

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,699

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 830137105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pershing Square GP, LLC 38-3694141

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power

	7.	Sole Dispositive Power 1,104,630

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,104,630

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.2%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 830137105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pershing Square International, Ltd. 73-1726680

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 972,972

	6.	Shared Voting Power

	7.	Sole Dispositive Power 972,972

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 972,972

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 830137105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pershing Square Capital Management, L.P. 38-3694136

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 972,972

	6.	Shared Voting Power

	7.	Sole Dispositive Power 972,972

	8.	Shared Dispositive Power

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 972,972

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 830137105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William A. Ackman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization NY

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 2,077,602

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 2,077,602

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,077,602

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Sizeler Property Investors, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 2542 Williams Boulevard, Kenner, LA 70062

Item 2.
	(a)	Name of Person Filing Pershing Square, L.P. Pershing Square II, L.P. Pershing Square GP, LLC Pershing Square International, Ltd. Pershing Square Capital Management, L.P. William A. Ackman
	(b)	Address of Principal Business Office or, if none, Residence 888 Seventh Avenue, 29th fl., New York, NY 10019
	(c)	Citizenship US
	(d)	Title of Class of Securities Common
	(e)	CUSIP Number 830137105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☒*	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

* With respect to Pershing Square GP, LLC and Pershing Square Capital Management, L.P. only.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 2,077,602
(b) Percent of class: 9.8%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote 2,077,602
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of 2,077,602

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006
Date
/s/ William A. Ackman
Signature
PERSHING SQUARE, L.P. By: PERSHING SQUARE GP, LLC By: William A. Ackman, Managing Member
Name/Title
/s/ William A. Ackman
Signature
PERSHING SQUARE II, L.P. By: PERSHING SQUARE GP, LLC By: William A. Ackman, Managing Member
Name/Title
/s/ William A. Ackman
Signature
PERSHING SQUARE GP, LLC By: William A. Ackman, Managing Member
Name/Title
/s/ William A. Ackman
Signature
PERSHING SQUARE INTERNATIONAL, LTD. By: PERSHING SQUARE CAPITAL MANAGEMENT, L.P. By: William A. Ackman, Managing Member of the GP
Name/Title
/s/ William A. Ackman
Signature
PERSHING SQUARE CAPITAL MANAGEMENT, L.P. By: William A. Ackman, Managing Member of the GP
Name/Title
/s/ William A. Ackman
Signature
WILLIAM A. ACKMAN
Name/Title